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Krysta Larson, CHS
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CHS owners elect five board members
CHS members elect five directors to serve on the CHS Board of during the cooperative’s 2024 annual meeting held recently in Minneapolis

ST. PAUL, MINN. (Dec. 9, 2024) – Owners of CHS, the nation’s largest farmer-owned cooperative and global agribusiness, elected five board members to three-year terms during the cooperative’s 2024 annual meeting held Dec. 5-6 in Minneapolis, Minnesota.

Trent Sherven was elected to the CHS Board of Directors to represent owners in Region 3 (North Dakota). Sherven raises barley, canola, durum, soybeans, spring and winter wheat and sunflowers with his family near Ryder, North Dakota.

Chris Edgington was also elected to the CHS Board of Directors to represent Region 7 (Iowa, Missouri, Arkansas, Louisiana, Mississippi, Alabama, Florida, Georgia, North Carolina, South Carolina and Tennessee). Edgington raises corn, soybeans and cattle with his family near St. Ansgar, Iowa.

David Johnsrud (Region 1) and Steve Fritel (Region 3) retired from the Board at the conclusion of the annual meeting. Amendments to the CHS Bylaws approved by members in December 2023 added a director seat to Region 7 (filled by Edgington) and removed a seat from Region 1.

In addition to the new members joining the board, the following were reelected to the CHS Board of
Directors:
•David Kayser, who raises corn, soybeans, hay and cattle with his family near Alexandria, South Dakota, and represents Region 4 (South Dakota)
•Russ Kehl, who raises potatoes and dry edible beans with his family near Quincy, Washington, and represents Region 6 (Washington, Oregon, Idaho, Utah, Arizona, California, Hawaii, Nevada and Alaska)
•David Beckman, who raises corn, soybeans and hogs with his family near Elgin, Nebraska, and represents Region 8 (Nebraska, Kansas, Colorado, New Mexico, Oklahoma and Texas)

The following CHS Board members were elected to one-year officer terms:
•Dan Schurr, LeClaire, Iowa, reelected chair
•C.J. Blew, Castleton, Kansas, reelected first vice chair
•Scott Cordes, Wanamingo, Minnesota, reelected second vice chair
•Russell Kehl, Quincy, Washington, reelected secretary-treasurer
•Al Holm, Sleepy Eye, Minnesota, reelected assistant secretary-treasurer
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About CHS
CHS Inc. (http://www.chsinc.com) creates connections to empower agriculture. As a leading global agribusiness and the largest farmer-owned cooperative in the United States, CHS serves customers in 65 countries and employs approximately 10,000 people worldwide. We provide critical crop inputs, market access and risk management services that help farmers feed the world. Our diversified agronomy, grains, foods and energy businesses recorded revenues of approximately $39 billion in fiscal year 2024. CHS is committed to reducing our impact on the planet, finding and developing new solutions in agriculture and energy, and investing in ways to build a better future for our owners, customers, employees and communities.

Photo caption: Elected to the CHS Board of Directors at the 2024 CHS Annual Meeting were, from left, David Kayser, Alexandria, South Dakota; Chris Edgington, St. Ansgar, Iowa; Trent Sherven, Ryder, North Dakota; David Beckman, Elgin, Nebraska; and Russ Kehl, Quincy, Washington.

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